Exhibit 10.2

                            INTENT OF SHARE EXCHANGE

     This INTENT OF SHARE EXCHANGE, dated the 2nd day of November 2000, is by and between American Precious Metals, Inc. ("APM"), a Delaware corporation and TLM Industries, Inc. ("TLM"), a New Jersey corporation.

     WHEREAS, APM is a corporation organized and existing under and by virtue of the laws of the State of Delaware, and having an authorized capitalization as follows:

       Authorized  50,000,000 common stock          Par Value .00001 per share

     WHEREAS, TLM is a corporation organized and existing under and by virtue of the laws of the State of New Jersey, and having an authorized capitalization as follows:

       Authorized   10,000,000 common stock and 1,000,000 preferred stock
        Par Value No Par Value

     WHEREAS, the Board of Directors TLM and APM, the parties hereto, deem it desirable and in the best interests of the corporations and their shareholders that TLM, be acquired by APM.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants, APM and TLM will each make good faith efforts to negotiate with the other in order reach definitive agreements regarding the following:

     1. Subject to the execution of a definitive agreement and the satisfactory due diligence review by each party of the other party, APM will acquire all of the issued and outstanding shares of capital stock of TLM in exchange, the shareholders of TLM will receive two million (2,000,000) shares of APM, and the additional shares provided in paragraph 2.. Twenty five per cent (500,000) shares will be delivered at closing. When gross sales of TLM reach $195,000 over three months an additional twenty five per cent (500,000) shares will be issued to TLM. The final fifty per cent (1,000,000) shares will be issued when gross sales of TLM reach $300,000 over three months.

     APM and TLM will sell to accredited investors one million (1,000,000) shares, which monies will be loaned to TLM as received. At closing, TLM will be entitled to one director appointed to the Board of Directors of APM. That director will be the Chairman of the compensation committee.

     2. If less than 1,000,000 shares of common stock are sold by APM in the private placement, the difference (amount not sold), will be issued to the shareholders of TLM in the exchange.

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     3. In the event the transaction is consummated,  the parties will use their best efforts to effect the transaction on a tax free basis.

     4. The definitive agreement will be subject to (i) the laws of each state governing the constituent corporations, and (ii) the approval by the board of directors and shareholders of the constituent Corporations.

     5. The parties hereby covenant and agree to use their best efforts to promptly provide the other party with all reasonable information and data requested by the other party which will enable the requesting party to conduct its review of the providing party, subject however, to the confidentiality requirements set forth herein.

     6. The parties hereby covenant and agree that, upon receipt of any information from the other party pursuant to this Intent of Share Exchange, such party at all times from and after the receipt of such information, will hold such information confidential and will not reveal or otherwise disclose, at any time, to any person, firm, corporation, association or other entity any of the confidential information or data which such party may have acquired. Moreover, neither party will make a press release or otherwise make a public announcement without the written consent of the other party.

     7. Each party will charge their own costs and expenses from proceeds of the 1,000,000 share offering in connection with their respective due diligence review, as well as the preparation, review, delivery and/or execution of the this Intent of Share Exchange and the definitive agreement.

     8. This document represents a non-binding expression of intent by the parties. Notwithstanding anything contained herein or implied to the contrary, in the event the parties are unable to execute a definitive agreement on or before December 25, 2000, no party shall have any recourse or claims against the other party, except however, for claims which may be made under the confidentiality provision provided herein above.


     IN WITNESS WHEREOF, the parties hereto have caused this Intent of Share Exchange to be executed by their respective officers thereunto the day and year first above WRITTEN.


TLM Industries, Inc


By:/s/Dominic Tagliatatella
---------------------------
      Dominic Taglialatella, Chairman


American Precious Metals, Inc.


By:/s/Jack Wagenti
------------------
      Jack Wagenti,  President

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